FORM 4

(   ) Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may continue.
      See Instruction 1(b).


                U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


                Filed pursuant to Section 16(a) of the
                   Securities Exchange Act of 1934,
                  Section 17(a) of the Public Utility
                      Holding Company Act of 1935
                  or Section 30(f) of the Investment
                          Company Act of 1940

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1.  Name and Address of Reporting Person

     Robert S. Orr
     c/o Jones Lang LaSalle Incorporated
     200 East Randolph Drive
     Chicago, IL  60601
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2.  Issuer Name and Ticker or Trading Symbol

     Jones Lang LaSalle Incorporated, JLL
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3.  IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


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4.  Statement for Month/Year

     6/2002
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)

(X) DIRECTOR
( ) 10% OWNER
(X) OFFICER (GIVE TITLE BELOW)
( ) OTHER (SPECIFY BELOW)

    CHIEF EXECUTIVE OFFICER OF EUROPE, SUBSIDIARY
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7.  Individual or Joint/Group Filing (Check applicable line)

(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person

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


TABLE I
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1.  Title of Security (Instr. 3)

     (i)   Common Stock
     (ii)  Common Stock
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2.  Transaction Date (Month/Day/Year)

     (i)   5/30/02
     (ii)  6/14/02
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3.  Transaction Code (Instr.8)

     S
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

     (i)   7,171, D, $23.16
     (ii)  1,329, D, $22.27
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5.  Amount of Securities Beneficially Owned at End of Month (Instr 3 and 4)

     125,215 shares
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

     D
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)


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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II
Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative Security (Instr. 3)


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2.  Conversion or Exercise Price of Derivative Security


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3.  Transaction Date (Month/Day/Year)


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4.  Transaction Code (Instr. 8)


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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)


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


6.  Date Exercisable and Expiration Date (Month/Day/Year)


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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)


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8.  Price of Derivative Security (Instr. 5)


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9.  Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)


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10. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
    (Instr. 4)


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11. Nature of Indirect Beneficial Ownership (Instr. 4)


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EXPLANATION OF RESPONSES:











/s/ Gordon G. Repp as Attorney-in-Fact       June 20, 2002
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**SIGNATURE OF REPORTING PERSON                   Date

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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
VIOLATIONS.  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).